Exhibit 99.1

Learning Tree Announces Leadership Changes

RESTON, Va.—(BUSINESS WIRE)—Learning Tree International, Inc. (NASDAQ: LTRE) announced today that Dr. David C. Collins has replaced Nick Schacht as its Chief Executive Officer. Dr. Collins also has been appointed Chairman of the Board, and Eric Garen has filled the position of Vice Chairman which Dr. Collins vacated.

Dr. Collins and Eric Garen co-founded Learning Tree in 1974. Dr. Collins served as CEO from 1974 through 2005 and as Chairman from 1974 through 2007. Mr. Garen served as Executive Vice President from 1974 to 1992 and then as President through 2003. Mr. Garen served as Vice Chairman of the company through 2007, when he assumed the position of Chairman.

“I am pleased to be resuming an active role in the leadership of Learning Tree,” said Dr. Collins. “I look forward to working with our team to continue the exceptional level of service and value we provide our customers, and to increase our revenues and margins going forward.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Contacts

Learning Tree International

David Collins

Chairman and Chief Executive Officer

703-709-9119

david_collins@learningtree.com

Source: Learning Tree International, Inc.

View this news release online at:

http://www.businesswire.com/news/home/20120117006880/en